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Exhibit 21.  Subsidiaries of the Company.

                                            STATE OF
       SUBSIDIARY                           INCORPORATION
       ----------                           -------------


GASWAY INC.                                 New York

GETTY TERMINALS CORP.                       New York

KINGSTON OIL SUPPLY CORP.                   New York

PETRO USA INC.                              New York

PT PETRO CORP.                              New York